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                              EXCESS PAYMENT AGREEMENT



     This Excess Payment Agreement ("Agreement") is entered into as of March 27, 1998 between Children's Discovery Centers of America, Inc., a Delaware corporation (the "Company") and Elanna S. Yalow ("Yalow").

     WHEREAS, Yalow is the President and Chief Operating Officer of the Company;

     WHEREAS, the Company, KBI Acquisition Corp., a Delaware corporation ("Purchaser") and Knowledge Beginnings, Inc., a Delaware corporation ("Parent") have entered into an Agreement and Plan of Merger dated as of March 27, 1998 (the "Merger Agreement") with respect to the proposed acquisition of the Company by a merger of Purchaser, which, is a wholly-owned subsidiary of Parent, with and into the Company;

     WHEREAS, in connection with the proposed acquisition, the Board of Directors of the Company took action on March 18, 1998 so that, subject to consummation of the merger, the vesting date would be accelerated for all options to purchase common stock, par value $.01 per share, of the Company ("Options") held by Yalow which were not yet fully vested, and the Company would offer to repurchase the same and all other Options held by Yalow which were already fully vested (collectively, the "Yalow Options"); and

     WHEREAS, Yalow does not wish to receive from the Company any compensation, benefit or other amount that would be an "excess parachute payment" under
Section 280G of the Internal Revenue Code of 1986, as amended (an "Excess Payment").

     NOW, THEREFORE, the parties agree as follows:

     1. If and to the extent that the repurchase by the Company of any one or more of the Yalow Options would cause Yalow to receive an Excess Payment, Yalow hereby surrenders and relinquishes such Yalow Option or Options to the extent necessary to avoid the receipt of such Excess Payment.

     2. The Company agrees not to repurchase any Yalow Options if such repurchase would cause Yalow to receive an Excess Payment, and agrees instead to cancel such Yalow Option to the extent necessary to avoid the receipt by Yalow of an Excess Payment.

     3. The parties will work together and cooperate so as to determine whether and to what extent the repurchase of any Yalow Options will cause Yalow to receive any Excess Payment.


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IN WITNESS WHEREOF, the parties have executed by this Agreement as of the date first written above.


                                        CHILDREN'S DISCOVERY CENTERS OF
                                        AMERICA, INC., a Delaware corporation



                                        By:  /s/ Randall J. Truelove
                                             -------------------------
                                        Its: Vice President
                                             -------------------------


                                             /s/ Elanna S. Yalow
                                             -------------------------
                                             Elanna S. Yalow


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